Exhibit 99.2

Questions and Answers (Q&A)

1.	What does this transaction cover?

•	Intercept Pharmaceuticals, Inc. and affiliates (collectively, “Intercept”) is selling its ex-U.S. commercial business to Advanz Pharma. This includes rights and assets (including entities and licenses) related to Ocaliva (obeticholic acid) in primary biliary cholangitis (PBC).
•	Intercept will also enter into a supply agreement in which it will continue to be responsible for maintaining the manufacturing and supply of OCA globally, and Advanz Pharma will be responsible for packaging, distribution and commercialization in ex-U.S. regions.
•	Intercept will also appoint an R&D steering committee for functions including management of development activities for clinical trials.
•	The majority of Intercept employees outside of the U.S. will transfer to Advanz Pharma. The remaining international employees will continue to work for Intercept.
•	Intercept will maintain an office in the UK to manage its global supply chain, its global clinical trials, and its quality organization.

2.	What are the terms of the deal?

•	Under the terms of the agreement, Intercept will receive consideration in the amount of $405 million upfront, subject to customary working capital and other adjustments. The company will also receive an additional consideration of $45 million from Advanz Pharma contingent upon receipt of an extension of pediatric orphan exclusivity in Europe for Ocaliva.
•	Intercept will receive royalties on any future net sales of obeticholic acid in NASH, should Advanz Pharma pursue marketing authorization for this indication in ex-U.S. regions.
•	The purchaser has committed financing and requires no financing contingencies.

3.	What is the rationale for this deal?

•	The deal is an example of how Intercept is focused on capitalizing on opportunities that support multiple pathways for future growth.

•	The value Intercept receives from this deal allows Intercept to further strengthen its balance sheet during this transformational year and beyond.

•	The terms of this deal allow Intercept to focus its resources in the U.S., its largest market, while capturing the upside of the potential NASH opportunity ex-U.S., via royalties on any future net sales of obeticholic acid, should Advanz Pharma pursue marketing authorizations for this indication in ex-U.S. regions.

4.	When do you expect the deal to close?

•	Intercept expects the deal to close in two to three months, subject to customary legal and regulatory approvals and other closing conditions.

5.	What can you tell us about the company that is purchasing the assets?

•	Advanz Pharma group is a global pharmaceutical company focused on serving the needs of patients and healthcare providers around the world with access to high quality, value-add medicines. Advanz Pharma has a particular strategic focus in the European hospital specialty pharmaceutical space where it invests and grows by acquiring assets and licensing novel and value-add medicines that address unmet needs.

•	Advanz Pharma is owned by Nordic Capital, one of the most active and experienced investors in healthcare globally.

6.	What is the expected impact on your revenue and OpEx this year?

•	Intercept is on track with its previously issued guidance but given the lack of clarity of timing on the close of the transaction, Intercept will be temporarily suspending guidance. Intercept will likely provide revised financial guidance during its Q2 earnings call.

7.	What will you do with the proceeds from this transaction?

•	This agreement further strengthens Intercept’s balance sheet and optionality in terms of where it takes its business at a transformational time for Intercept.
•	Intercept is committed to investment in its stated strategic objectives including the growth of its PBC business in the U.S., potential future activities in NASH including a U.S. launch should Intercept be successful, and its advancing and expanding pipeline.

8.	What is the impact to patients taking Ocaliva for PBC ex-U.S.?

•	Patients taking Ocaliva should expect to experience no impact.

###